SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2002

LSI LOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-11674	94-2712976

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1551 McCarthy Boulevard
Milpitas, California 95035

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:

(408) 433-8000

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
CONDENSED FINANCIAL STATEMENTS
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Events.

     The information that is set forth in the Registrant’s News Releases dated January 16, 2002 and January 23, 2002 is incorporated herein by reference to exhibits 99.1 and 99.2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

7 (b). Pro Forma Financial Information

     The following unaudited pro forma combined condensed financial information combines LSI Logic’s unaudited consolidated financial statements for the nine months ended September 30, 2001 and C-Cube’s historical unaudited consolidated financial statements for the period ended May 10, 2001, giving effect to the merger as if it had occurred as of the beginning of the period for the statement of operations. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had LSI Logic and C-Cube been a consolidated company during the periods presented. The unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of LSI Logic which were previously reported in LSI Logic’s Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, respectively and also C-Cube’s Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, respectively.

     The following unaudited pro forma combined condensed financial statements give effect to the merger of LSI Logic and C-Cube using the purchase method of accounting and the assumptions and adjustments described below. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed based on independent appraisals and management estimates. The excess of the purchase price over the fair value of net tangible assets on C-Cube’s balance sheet was then allocated to identifiable intangible assets, including in-process research and development, and goodwill. For both in-process and developed technology, fair value was determined by estimating future revenues and costs as well as their stage of completion or remaining product life by individual project or product. The types of projects in-process consisted of digital video disc, recordable digital video, consumer set-top box and cable modem.

     The total amount of goodwill and identified intangible assets was $780 million with an estimated weighted average useful life of approximately 6 years.

UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

LSI Logic Corporation
Unaudited Pro Forma Combined Condensed Statement of Operations
(In thousands, except per share amounts)

	Historical

	LSI Logic	C-Cube

			Pro Forma
	Nine Months Ended	Period Ended	Adjustments		Pro Forma
	September 30, 2001	May 10, 2001	(Notes 2 & 3)		Combined

Revenues	$1,379,093	$66,736	—		$1,445,829

Costs and expenses:
Cost of revenues	1,040,608	30,755	—		1,071,363
Research and development	381,813	19,629	—		401,442
Selling, general and administrative	236,579	15,573	—		252,152
Restructuring of operations and other non- recurring charges, net	192,370	—			192,370
Acquired in-process research and development	96,600	—	(77,500)	(a)	19,100
Amortization of non-cash deferred stock compensation (*)	75,912	—	7,153	(b)	83,065
Amortization of intangibles	128,283	152	42,497	(c)	170,932

Total costs and expenses	2,152,165	66,109	(27,850)		2,190,424

Income/(loss) from operations	(773,072)	627	27,850		(744,595)
Interest expense	(29,841)	(781)	—		(30,622)
Interest income and other, net	16,602	2,300	—		18,902
Gain on sale of equity securities	5,302	—	—		5,302

(Loss)/income before income taxes	(781,009)	2,146	27,850		(751,013)
(Benefit)/provision for income taxes	(39,198)	529			(38,669)

(Loss)/ income from continuing operations	$(741,811)	$1,617	$27,850		$(712,344)

Basic earnings per share:
(Loss) from continuing operations	($2.16)		—		($1.96)

Diluted earnings per share:
(Loss) from continuing operations	($2.16)		—		($1.96)

Shares used in computing per share amounts:
Basic	343,441		19,279	(d)	362,720

Diluted	343,441		19,279	(e)	362,720

(*) Amortization of non-cash deferred stock compensation, if not shown separately, of $2.0 million, $59.2 million and $21.9 million would have been included in cost of revenues, research and development, and selling, general and administrative expenses respectively, for the nine months ended September 30, 2001.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

LSI LOGIC CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS
(in thousands)

Note 1. Basis of Presentation

     On March 26, 2001, LSI Logic signed a definitive merger agreement (“Merger Agreement”) to acquire C-Cube Microsystems Inc. (“C-Cube”). In accordance with the Merger Agreement, LSI Logic commenced an exchange offer whereby it offered 0.79 of a share of common stock for each outstanding share of C-Cube common stock. Under the terms of the Merger Agreement, the exchange offer was followed by a merger in which LSI Logic acquired, at the same exchange ratio, the remaining shares of C-Cube common stock not previously acquired in the exchange offer. Upon completion of the merger, LSI Logic assumed all options and warrants to purchase shares of C-Cube common stock and converted them into options and warrants to purchase shares of LSI Logic’s common stock. The merger was subject to customary closing conditions, including the tender for exchange of at least a majority of C-Cube’s outstanding shares of common stock (including for purposes of the calculation of the majority of shares, certain outstanding options and warrants to purchase C-Cube shares). The acquisition was effective May 11, 2001.

     The acquisition was accounted for as a purchase. Accordingly, the results of operations of C-Cube and estimated fair value of assets acquired and liabilities assumed were included in LSI Logic’s consolidated financial statements as of May 11, 2001 through the end of the period.

     The components of purchase price are as follows (in thousands):

Fair value of common shares issued	$752,557
Fair value of options assumed	116,174
Fair value of warrants assumed	8,121
Direct acquisition costs	16,856

Total purchase price	$893,708

     LSI Logic issued approximately 40.2 million shares of its common stock, 10.6 million options and 0.8 million warrants in exchange for the outstanding ordinary shares, options and warrants of C-Cube, respectively.

     The fair value of common shares issued was determined using a price of approximately $18.73, which represents the average closing stock price for the period of two days before and after the announcement of the merger. The fair value of the options and warrants assumed was determined using the Black-Scholes method. The portion of the intrinsic value of unvested options of C-Cube relating to the vesting period following consummation of the transaction has been allocated to deferred stock compensation. LSI Logic calculated the intrinsic value of the unvested options using the closing price of its common stock on the date of consummation of the merger. Deferred stock compensation is included as a component of stockholders’ equity and will be amortized over the remaining vesting period of the options. Direct acquisition costs consist of investment banking, legal and accounting fees.

     The total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed based on independent appraisals and management estimates as follows (in thousands):

Tangible net assets acquired	$64,315
Acquired in-process research and development	77,500
Current technology	74,000
Trademarks	20,500
Assembled workforce	36,000
Excess of purchase price over net assets acquired	572,120

Total purchase price excluding deferred stock compensation	844,435
Deferred stock compensation	49,273

Total purchase price	$893,708

     In-process research and development. In connection with the purchase of C-Cube, LSI Logic recorded a $77.5 million charge to in-process research and development. The amount was determined by identifying research projects for which technological feasibility had not been established and no alternative future uses existed. As of the acquisition date, there were various projects that met the above criteria. The primary projects identified consisted of digital video disc (“DVD”), recordable digital video (“DVD-R”), Consumer Set-Top Box and Cable Modem.

     The value of the projects identified to be in progress was determined by estimating the future cash flows from the projects once commercially feasible, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value. The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development costs, selling general and administrative costs and applicable income taxes for the projects. The percentage of completion for the projects was determined based on research and development expenses incurred as of May 11, 2001 for the projects as a percentage of total research and development expenses to bring the projects to technological feasibility. The discount rate used was 27.5% for these projects. The development of these projects started in early 1999. As of May 11, 2001, LSI Logic estimated the projects were approximately 84%, 62%, 61% and 69% complete for DVD, DVD-R, Consumer Set-Top Box and Cable Modem, respectively.

     Development of the technology remains a substantial risk to LSI Logic due to factors including the remaining effort to achieve technological feasibility, rapidly changing customer markets and competitive threats from other companies. Additionally, the value of other intangible assets acquired may become impaired.

     Useful life of intangible assets. The amount allocated to current technology, trademarks, assembled workforce and excess of purchase price over net assets acquired is being amortized over their estimated weighted average useful life of six years using the straight-line method.

Note 2. Unaudited Pro Forma Combined Condensed Statements of Operations

     The following adjustments were applied to the historical unaudited statements of operations for the nine months ended September 30, 2001, to arrive at the unaudited pro forma combined condensed statement of operations as though the acquisition took place on January 1, 2001.

(a)	Adjustment to exclude the in-process research and development charge that arose from the acquisition of C-Cube.

(b)	Adjustment to recognize amortization of non-cash deferred stock compensation over the remaining vesting period of the options assumed for the period presented.

(c)	Adjustment to recognize amortization of identified intangibles arising from the merger over their estimated useful lives of 6 years for the period presented.

Note 3. Unaudited Pro Forma Combined Income Per Share from Continuing Operations

     The following adjustments were applied to the historical unaudited statements of operations for the nine months ended September 30, 2001 to arrive at the unaudited pro forma combined condensed statement of operations as though the acquisition took place on January 1, 2001.

(d)	Adjustment to reflect the number of LSI Logic common shares issued in exchange for C-Cube common shares.

(e)	In computing diluted earnings per share for the nine month period ended September 30, 2001, options and warrants to purchase approximately 72.4 million shares were excluded from the computation of diluted shares because of their antidilutive effect on earnings per share.

Note 4. Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued FASB Statement 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. LSI Logic adopted SFAS 142 on January 1, 2002, the beginning of fiscal 2002. In connection with the adoption of SFAS 142, the Company will be required to perform a transitional goodwill impairment assessment. LSI Logic has not yet determined the impact this standard will have on its results of operations and financial position.

     In October 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed. SFAS 144 will be effective for fiscal years beginning after December 15, 2001. The Company does not expect that its adoption on January 1, 2002 will have a material effect on its financial statements.

7(c). Exhibits

Exhibit 99.1 LSI Logic Corporation News Release issued January 16, 2002.

Exhibit 99.2 LSI Logic Corporation News Release issued January 23, 2002.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI LOGIC CORPORATION A Delaware Corporation

Dated: January 25, 2002	By:	/s/	David G. Pursel

David G. Pursel Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of News Release dated January 16, 2002
99.2	Text of News Release dated January 23, 2002